Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 10 DATED SEPTEMBER 1, 2020

TO THE PROSPECTUS DATED APRIL 15, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 15, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to provide an update to rent collections and hotel occupancy on our portfolio in light of COVID-19.

August 2020 Rent Collections Update

As of August 30, 2020, we have collected 96% of rent across all asset classes for August 2020, which continues to demonstrate that there has been no significant impact on the Company’s collections during the COVID-19 pandemic to date. Below is the breakdown by asset class for the month as of August 30, 2020:

•	Multifamily (42% of AUM) is 94% collected;

•	Office (30% of AUM) is 99% collected;

•	Industrial (8% of AUM) is 99% collected; and

•	Medical Office (5% of AUM) is 90% collected.

Finally, hotel (5% of AUM) has remained consistent as occupancy for the month of August 2020 was 42%.

SREIT-SUP10-0920